LIMITED POWER OF ATTORNEY

The undersigned hereby appoints James Murphy, Kathie Kittner and William Davis as his/her attorney-in-fact to act for him/her and in his/her name solely to do all or any of the following:

1. To execute and file with the Securities and Exchange Commission all statements regarding his/her beneficial ownership of securities of Allscripts Healthcare Solutions, Inc. filed pursuant to Section 16(a) of the Securities Exchange Act of 1934;

2. To execute all necessary instruments to carry out and perform any of the powers stated above, and to do any other acts requisite to carrying out such powers.

Neither the above mentioned nor any attorney-in-fact substituted under this power shall incur any liability to the undersigned for acting or refraining from acting under this power, except for such attorney's own willful misconduct or gross negligence.

Any reproduced copy of this signed original shall be deemed to be an original counterpart of this Power of Attorney.

This Power of Attorney is governed by Illinois law.

This Power of Attorney shall terminate upon receipt by any of the above mentioned from the undersigned of a written notice of revocation of this Power of Attorney. The undersigned shall have the right to revoke this Power of Attorney at any time.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of September, 2003.

By: /s/ Jeffrey Amrein

Jeffrey Amrein